SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                EL SITIO, INC.
            (Exact name of registrant as specified in its charter)

                                   34-28367
                           (Commission File Number)

                         AVENIDA INGENIERO HUERGO 1167
                       C1107AOL BUENOS AIRES, ARGENTINA
                             (011) 5411-4339-3700
              (address, including zip code, and telephone number,
                including area code, of registrant's principal
                              executive offices)

      EL SITIO, INC. - EL SITIO COMMON SHARES, PAR VALUE $0.10 PER SHARE
           (Title of each class of securities covered by this Form)

                                     NONE
        (Titles of all other classes of securities for which a duty to file reports under section 13(a) of 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)   (1)   (i)    [    ]         Rule 12h-3(b)   (1)  (ii)   [    ]
Rule 12g-4(a)   (1)   (ii)   [    ]         Rule 12h-3(b)   (2)  (i)    [    ]
Rule 12g-4(a)   (2)   (i)    [    ]         Rule 12h-3(b)   (2)  (ii)   [    ]
Rule 12g-4(a)   (2)   (ii)   [    ]         Rule 15d-6                  [    ]
Rule 12h-3(b)   (1)   (i)    [ x  ]

Approximate number of holders of record as of the certification or notice date:
Common Shares - 1

Claxson Interactive Group, Inc. ("Claxson") is the sole holder of record of the securities listed above as of the date hereof pursuant to the merger (the "Merger") of El Sitio Merger Subsidiary, Inc., a wholly owned subsidiary of Claxson, into El Sitio, Inc., which was consummated on September 21, 2001.

Pursuant to the requirements of the Securities Exchange Act of 1934, El Sitio, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    EL SITIO, INC.

                                    BY: /s/  Horacio Milberg
                                        ---------------------------------------
                                        Name:   Horacio Milberg
                                        Title:  Chief Financial Officer,
                                                El Sitio, Inc.
                                                (on behalf of Registrant and as
                                                Principal Financial Officer)

DATE:  September 24, 2001